Exhibit 4.3

SYNUTRA INTERNATIONAL, INC.

REGISTRATION RIGHTS AGREEMENT

This Registration Rights Agreement (the “Agreement”) is made as of April 19, 2007, by and between SYNUTRA INTERNATIONAL, INC., a Delaware corporation (the “Company”) and ABN AMRO BANK N.V., HONG KONG BRANCH (the “Initial Holder”) in connection with the issuance of warrants to purchase shares of common stock, par value US$0.0001 per share (the “Common Stock”), of the Company (each individually, a “Warrant”, and collectively, the “Warrants”) pursuant to the Warrant Agreement dated as of the date hereof (the “Warrant Agreement”) among the Company, the Bank of New York, as warrant agent and the Initial Holder.

WHEREAS, the Company proposes to issue Warrants to purchase shares of Common Stock in order to induce ABN AMRO Bank N.V., Hong Kong Branch to enter into the Loan Agreement to dated as of the date hereof among the Company, Liang Zhang, Xiuqing Meng and ABN AMRO Bank N.V., Hong Kong Branch as Lender and Collateral Agent.

WHEREAS, the Company and the Initial Holder desire to document the terms under which the Initial Holder can participate in or demand the registration of the Common Stock issued pursuant to the exercise of Warrants.

NOW, THEREFORE, in consideration of the mutual promises and covenants hereinafter set forth, all parties hereto agree as follows:

ARTICLE 1
CERTAIN DEFINITIONS

As used in this Agreement, the following terms shall have the following respective meanings:

“Commission” shall mean the United States Securities and Exchange Commission or any other Federal agency at the time administering the Securities Act.

“Exchange Act” shall mean the United States Securities Exchange Act of 1934, as amended, or any similar Federal rule or statute and the rules and regulations of the Commission thereunder, all as the same shall be in effect from time to time.

“Holder” means the Initial Holder, or any person holding Registrable Securities or Warrants to whom the rights under this Agreement have been transferred in accordance with Section 5.10 hereof.

“Initial Holder” has the meaning assigned to such term in the Recitals.

“Initiating Holders” means any Holder or Holders who, in the aggregate hold not less than 30% of the Registrable Securities, assuming for the purpose of the calculation of this percentage at any relevant time of determination, the exercise of all Warrants.

“Registrable Securities” means (i) the Warrant Shares and (ii) any Common Stock of the Company issued or issuable in respect of the foregoing upon any exercise, stock split, stock dividend, recapitalization, or similar event; provided, however, that securities shall only be treated as Registrable Securities if and so long as (i) they have not been registered or sold to or through a broker or dealer or underwriter in a public distribution or a public securities transaction and (ii) the registration rights with respect to such securities have not terminated pursuant to Section 5.11.

The terms “register,” “registered” and “registration” refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act, and the declaration or ordering of the effectiveness of such registration statement.

“Registration Expenses” shall mean (i) all expenses, except as otherwise stated below, incurred by the Company in complying with Sections 5.01, 5.02 and 5.03 hereof, including without limitation, all registration, qualification and filing fees, printing expenses, escrow fees, fees and disbursements of counsel for the Company, blue sky fees and expenses, and accountants’ fees and expenses including the expense of any special audits incident to or required by any such registration (but excluding the compensation of regular employees of the Company which shall be paid in any event by the Company) and (ii) all reasonable fees and expenses incurred by one joint special counsel for the Holders (chosen by Holders of a majority of the Registrable Securities included in the relevant registration) exercising registration rights under Section 5.01, Section 5.02 or Section 5.03.

“Restricted Securities” shall mean the securities of the Company required to bear the legends set forth in Article 3 hereof.

“Securities Act” shall mean the United States Securities Act of 1933, as amended, or any similar Federal rule or statute and the rules and regulations of the Commission thereunder, all as the same shall be in effect from time to time.

“Selling Expenses” shall mean all underwriting discounts, selling commissions and stock transfer taxes applicable to the securities registered by the Holders and, all fees and disbursements of counsel for any Holder (other than the fees and expenses of one special counsel as set forth above in the definition of “Registration Expenses”).

“Warrant Shares” shall mean the Common Stock issued or issuable on exercise of Warrants.

“Warrant” and “Warrants” have the respective meanings assigned to such terms in the Recitals.

ARTICLE 2
RESTRICTIONS ON TRANSFERABILITY

The Warrant Shares and any other securities of the Company issued in respect of such shares upon any stock split, stock dividend, recapitalization, merger, or similar event, shall not be sold, assigned, transferred or pledged except upon the conditions specified in this Agreement, which conditions are intended to ensure compliance with the provisions of the Securities Act. Except to the extent contemplated by Article 4 below, each Holder or transferee will cause any proposed purchaser, assignee, transferee, or pledgee of any such shares or other securities held by the Holder or transferee to agree to take and hold such securities subject to the restrictions and upon the conditions specified in this Agreement, including without limitation the restrictions set forth in Article 4.

ARTICLE 3
RESTRICTIVE LEGEND

Each certificate representing Warrant Shares or any other securities of the Company issued in respect of such shares upon any stock split, stock dividend, recapitalization, merger, or similar event, shall (unless otherwise permitted by the provisions of Article 4 below) be stamped or otherwise imprinted with a legend in substantially the following form (in addition to any legends required by applicable state securities laws):

“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED IN THE ABSENCE OF A REGISTRATION UNDER THE SECURITIES ACT UNLESS SUCH OFFER, SALE, PLEDGE OR TRANSFER IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF THE SECURITIES ACT.

THIS RESTRICTED LEGEND SHALL CEASE TO BE IN EFFECT AND BE REMOVED WHEN THE SHARES REPRESENTED HEREBY HAVE BECOME UNRESTRICTED SECURITIES IN ACCORDANCE WITH THE PROVISIONS OF RULE 144 PROMULGATED UNDER THE SECURITIES ACT.”

Each Holder consents to the Company making a notation on its records and giving instructions to any transfer agent of its capital stock in order to implement the restrictions on transfer established in this Agreement. Subject to compliance with Article 4, upon receipt of instructions from a Holder in connection with a transfer pursuant to Rule 144 under the Securities Act, Regulation S under the Securities Act or other exemption from registration under the Securities Act that results in such securities becoming unrestricted securities, the Company shall instruct the transfer agent to remove this legend.

ARTICLE 4
NOTICE OF PROPOSED TRANSFERS

The Holder of each certificate representing Restricted Securities by acceptance thereof agrees to comply in all respects with the provisions of this Article 4. No sale, assignment, transfer or pledge of Restricted Securities shall be made by any Holder thereof to any person unless such person shall agree in writing to be bound by the limitations of this Article 4; provided that this requirement shall only apply to the extent such Restricted Securities shall continue to be Restricted Securities after such sale, assignment, transfer or pledge. Prior to any such proposed sale, assignment, transfer or pledge of any Restricted Securities the Holder thereof shall give written notice to the Company of such Holder’s intention to effect such transfer, sale, assignment or pledge. Each such notice shall, describe the manner and circumstances of the proposed transfer, sale, assignment or pledge in sufficient detail, and, if reasonably requested by the Company, the Holder shall also provide, at such Holder’s expense, a written opinion addressed to the Company of legal counsel who shall be, and whose legal opinion shall be, reasonably satisfactory to the Company, to the effect that the proposed transfer of the Restricted Securities may be effected without registration under the Securities Act, whereupon the Holder of such Restricted Securities shall be entitled to transfer such Restricted Securities in accordance with the terms of the notice delivered by the Holder to the Company; provided, however, that the Company shall not request an opinion of counsel with respect to (i) a transfer not involving a change in beneficial ownership, (ii) a transaction involving the transfer or distribution without consideration of Restricted Securities by the Holder to its constituent partners (or former partners) or members (or former members) or stockholders, or affiliated partnerships or funds managed by it or any of its respective directors, officer or partners, or to its affiliates (including branches) or (iii) a transaction involving the transfer without consideration of Restricted Securities by an individual Holder during such Holder’s lifetime by way of bona fide gift or on death by will or intestacy. Each certificate evidencing the Restricted Securities transferred as above provided shall bear, except if such transfer is made pursuant to Rule 144 under the Securities Act, the appropriate restrictive legend set forth in Article 3 above, except that such certificate shall not bear such restrictive legend if upon the delivery to the Company of a written opinion of counsel for such Holder reasonably satisfactory to the Company and counsel for the Company such legend is not required in order to ensure compliance with any provision of the Securities Act.

ARTICLE 5
REGISTRATION

Section 5.01. Piggyback.

(a) Notice of Registration. If at any time or from time to time the Company shall determine to register any of its equity securities under the Securities Act for offering or sale, either for its own account or the account of a holder (other than pursuant to this Agreement) or other holders, other than (i) a registration relating solely to employee benefit plans, (ii) a registration relating solely to a Rule 145 transaction, (iii) a registration on Form S 4 relating to shares to be issued in a merger or similar transaction approved by the Board of Directors, or (iv) a registration in which the only equity security being registered is Common Stock issuable upon conversion of convertible debt securities which are also being registered, the Company will:

(i) promptly give to each Holder written notice thereof; and

(ii) include in such registration (and any related qualifications including compliance with state securities laws), and in any underwriting or placement involved therein, all the Registrable Securities specified in a written request or requests by any Holder made within fifteen (15) days after the date of such written notice described in clause (i) above is mailed or delivered by the Company.

(b) Underwriting or Placement. If the registration of which the Company gives notice is for a registered public offering involving an underwriting or placement, the Company shall so advise the Holders as a part of the written notice given pursuant to Section 5.01(a)(i). In such event, the right of any Holder to registration pursuant to this Section 5.01 shall be conditioned upon such Holder’s participation in such underwriting or placement and the inclusion of Registrable Securities in the underwriting or placement shall be limited to the extent provided herein.

All Holders proposing to distribute their securities through such underwriting or placement shall (together with the Company and the other holders distributing their securities through such underwriting or placement) enter into an underwriting agreement or placement agreement in customary form with the managing underwriter or placement agent selected by the Company for such underwriting or placement.

If any Holder disapproves of the terms of any such underwriting or placement, such person may elect to withdraw therefrom by written notice to the Company.

(c) Right to Terminate Registration. The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 5.01 prior to the effectiveness of such registration whether or not any Holder has elected to include securities in such registration.

Section 5.02. Requested Registration.

(a) Request for Registration. In case the Company shall (x) receive from Initiating Holders a written request that the Company effect any registration with respect to Registrable Securities and (y) for so long as the Initial Holder holds at least 25% of Registrable Securities or Warrants originally issued pursuant to the Warrant Agreement, a written consent to such request from the Initial Holder, the Company will:

(i) promptly give written notice of the proposed registration to all other Holders; and

(ii) as soon as practicable, use its best efforts to effect such registration and maintain the effectiveness of such registration pursuant to Section 5.06(a) (including, without limitation, appropriate qualification under applicable state securities laws and appropriate compliance with applicable regulations issued under the Securities Act and any other governmental requirements or regulations), as requested by the Initiating Holders as part of:

(A) a firm commitment underwritten public offering with underwriters selected by the Company and reasonably acceptable to the Initiating Holders;

(B) a best efforts placement with a placement agent selected by the Company and reasonably acceptable to the Initiating Holders; or

(C) a direct placement by such Holders,

as would permit or facilitate the sale and distribution of all or such portion of such Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any Holder or Holders joining in such request by delivering a written notice to such effect to the Company within fifteen (15) days after the date of such written notice from the Company.

(iii) Notwithstanding Section 5.02(a)(ii), the Company shall not be obligated to take any action to effect or complete any such registration pursuant to this Section 5.02:

(A) Prior to thirty (30) days after the effective date of the Company’s first registered public offering of its Common Stock effected after the date of this Agreement;

(B) If the resale of the Company’s securities to be covered by the required registration statement could be registered on Form S-3 and the Company is then eligible to use Form S-3 (in which case, the provisions of Section 5.03 would apply);

(C) Unless the aggregate offering price of all Registrable Securities sought to be registered by all Holders, before the deduction of underwriting discounts and commissions, would exceed US$1,000,000;

(D) If the Company delivers notice to the Holders, within fifteen (15) days of any request for registration, of its intent to file a registration statement for a public offering within sixty (60) days (in which case, the provisions of Section 5.01 would apply);

(E) During the period starting with the date of filing of, and ending on the date thirty (30) days immediately following the effective date of, any registration statement pertaining to securities of the Company (other than a registration of securities in a Rule 145 transaction or with respect to an employee benefit plan); provided that the Company is actively employing in good faith all reasonable efforts to cause such registration statement to become effective and the Company complied with the relevant provisions of Section 5.01 hereof;

(F) After the Company has effected two (2) registrations pursuant to this Section 5.02 or within six (6) months of a registration and offering completed pursuant to this Section 5.02; or

(G) If the Company shall furnish to the Initiating Holders a certificate signed by an executive officer of the Company stating that in his or her good faith judgment it would be seriously detrimental to the Company for a registration statement to be filed in the near future, in which case, the Company’s obligation to use its best efforts to register, qualify or comply under this Section 5.02(a) shall be deferred for a period not to exceed ninety (90) days from the date of receipt of the written request from the Initiating Holders; provided that the Company may not exercise this deferral right more than three times in any twelve (12) month period or for more than a total of ninety (90) days.

Subject to the foregoing clauses (A) through (G), the Company shall file a registration statement covering the Registrable Securities so requested to be registered as soon as reasonably practicable after receipt of the request or requests of the Initiating Holders.

(b) Underwriting or Placement. In the event of a registration pursuant to this Section 5.02 involving an underwriting or placement, the Company shall advise the Holders as part of the notice given pursuant to Section 5.02(a)(i) that the right of any Holder to registration pursuant to this Section 5.02 shall be conditioned upon such Holder’s participation in the underwriting or placement arrangements required by this Section 5.02, and the inclusion of such Holder’s Registrable Securities in the underwriting or placement to the extent requested shall be limited to the extent provided herein.

If a registration pursuant to this Section 5.02 involves an underwriting or placement, the Company shall, together with all Holders proposing to distribute their securities through such underwriting, enter into an underwriting agreement or placement agreement in customary form with the managing underwriter or placement agent selected by the Company and reasonably acceptable to a majority in interest of the Initiating Holders who made the request for registration under Section 5.02(a). If any Holder of Registrable Securities disapproves of the terms of the underwriting or placement, such Holder may elect to withdraw therefrom by written notice to the Company.

Section 5.03. Shelf Registration On Form S-3.

(a) Request for Shelf Registration. In case the Company shall receive from Holders a written request that the Company file a shelf registration statement on Form S 3 (or any successor form to Form S 3) for a public offering of Registrable Securities the aggregate price to the public of which, net of underwriting discounts and commissions, would exceed US$250,000, and the Company is a registrant entitled to use Form S 3 to register the Registrable Securities for such an offering, the Company shall use its best efforts to cause such Registrable Securities to be registered for the offering on such form and to cause such Registrable Securities to be qualified in such jurisdictions as such Holder or Holders may reasonably request; provided, however, that the Company shall not be required to effect a registration pursuant to this Section 5.03 if the Company has effected two (2) registrations pursuant to this Section 5.03 within the previous twelve (12) months. If such offer is to be an underwritten offer or placement, the underwriters or placement agent shall be reasonably acceptable to the Company and a majority in interest of the Holders. The Company shall inform the other Holders of the proposed registration and offer them upon at least fifteen (15) days written notice the opportunity to participate. In the event the registration is proposed to be part of a firm commitment underwritten public offering or best efforts placement, the substantive provisions of Section 5.01(b) shall be applicable to each such registration initiated under this Section 5.03.

(b) Notwithstanding the foregoing, the Company shall not be obligated to take any action pursuant to this Section 5.03:

(i) During the period starting with the date of filing of, and ending on the date thirty (30) days immediately following the effective date of, any registration statement pertaining to securities of the Company (other than a registration of securities in a Rule 145 transaction or with respect to an employee benefit plan); provided that the Company is actively employing in good faith all reasonable efforts to cause such registration statement to become effective and the Company complied with the provisions of Section 5.01 hereof with respect to such registration.

(ii) If the Company shall furnish to the Holders requesting such registration a certificate signed by an executive officer of the Company stating that the Company intends to file a registration statement, or that, in his or her good faith judgment, it would be seriously detrimental to the Company for a registration statement to be filed in the near future, in which case the Company’s obligation to use its best efforts to file a registration statement shall be deferred for a period not to exceed ninety (90) days from the receipt of the request to file such registration by such Holders; provided, however, that the Company may not exercise this deferral right more than three times in any twelve month period or for more than a total of ninety (90) days.

Section 5.04. Subsequent Registration Rights.

(a) Without the consent of any Holder of Registrable Securities hereunder, the Company may grant to any holder of securities of the Company registration rights with priority of inclusion rights inferior to those granted hereunder.

(b) The Company shall not enter into any agreement granting any holder or prospective holder of any securities of the Company registration rights with priority of inclusion rights superior to or pari passu with the rights granted the Holders hereunder without the written consent of the Holders of at least sixty percent (60%) of the Warrant Shares, assuming for the purpose of the calculation of this percentage at any relevant time of determination, the exercise of all Warrants.

Section 5.05. Registration Expenses. The Company shall bear all Registration Expenses and all other registration expenses (other than Selling Expenses) of registrations under Sections 5.01, 5.02 and 5.03. All Selling Expenses relating to securities registered on behalf of the Holders shall be borne by the Holders of such securities pro rata on the basis of the number of shares so registered or, if the registration is closed or withdrawn, those shares proposed to be registered (after taking into account any exclusion pursuant to Section 5.01(b) or Section 5.02(b)).

Section 5.06. Registration Procedures. In the case of each registration effected by the Company pursuant to this Agreement, the Company will keep each Holder advised in writing as to the initiation of such registration and as to the completion thereof. The Company shall, as expeditiously as reasonably possible:

(a) Prepare and file with the Commission a registration statement and such amendments and supplements as may be necessary and use its best efforts to cause such registration statement to become and remain effective until the distribution described in the registration statement has been completed;

(b) Furnish or make available to the Holders participating in such registration and, if an underwritten offering or placement, to the underwriters or placement agent of the securities being registered, such reasonable number of copies of the registration statement, preliminary prospectus, final prospectus and such other documents as such Holders and underwriters or placement agent may reasonably request in order to facilitate the public offering of such securities.

(c) Use its best efforts to register and qualify the securities covered by such registration statement under such other securities or state securities laws of such jurisdictions in the United States as shall be reasonably requested by the Holders; provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any relevant state or jurisdiction.

(d) Notify each Holder of Registrable Securities covered by such registration statement at any time when a preliminary prospectus, “time of sale” prospectus or final prospectus relating thereto is required to be delivered or make available under the Securities Act of the happening of any event as a result of which the prospectus (together with a “free writing prospectus”) included in or relating to such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

(e) Use its best efforts to furnish, on the date that such Registrable Securities are delivered to the underwriters or placement agent for sale, if such securities are being sold through underwriters or a placement agent, (i) an opinion, dated as of such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters or a placement agent in an underwritten public offering or placement, addressed to the underwriters or placement agent, if any, and (ii) one or more comfort letters dated as of such date, from the independent certified public accountants of the Company (or acquired entities), in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering addressed to the underwriters or to placement agents in a placement addressed to the placement agent.

(f) Provide a transfer agent and registrar for all Registrable Securities registered pursuant hereunder and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration.

(g) Cause all such Registrable Securities registered pursuant hereunder to be listed on each securities exchange on which Common Stock issued by the Company is then listed.

Section 5.07. Indemnification.

(a) The Company will indemnify each Holder, each of its officers, directors, partners and former partners, members and former members and each person controlling such Holder within the meaning of Section 15 of the Securities Act and any underwriter or placement agent for such Holder, with respect to which registration has been effected pursuant to this Agreement, against all expenses, claims, losses, damages or liabilities (or actions in respect thereof), including any of the foregoing incurred in settlement of any litigation, commenced or threatened, arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any registration statement, prospectus, “free writing” prospectus, preliminary prospectus, “time of sale” prospectus, final prospectus or other document, or any amendment or supplement thereto, incident to any such registration, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, or any violation by the Company of the Securities Act, the Exchange Act, state securities laws or any rule or regulation promulgated under such laws applicable to the Company in connection with any such registration, and the Company will reimburse each such Holder, each of its officers, directors, partners and former partners, members and former members, each person controlling such Holder within the meaning of Section 15 of the Securities Act, and any underwriter for such Holder for any legal and any other expenses reasonably incurred, as such expenses are incurred, in connection with investigating, preparing, defending or settling any such claim, loss, damage, liability or action; provided that the Company will not be liable in any such case to the extent that any such claim, loss, damage, liability or expense arises out of or is based on any untrue statement or omission or alleged untrue statement or omission, made in such registration statement, prospectus, “free writing” prospectus, preliminary prospectus, “time of sale” prospectus, final prospectus or other document in reliance upon and in conformity with written information furnished to the Company by an instrument duly executed by such Holder or controlling person, and stated to be specifically for use therein.

(b) A Holder seeking indemnification shall give notice to the Company promptly after such Holder has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Company to assume the defense of any such claim or any litigation resulting therefrom; provided that counsel for the Company, who shall conduct the defense of such claim or litigation, shall be approved by the Holders seeking indemnification (whose approval shall not unreasonably be withheld or delayed), and the Holder may participate in such defense at its expense; provided further that the failure of any Holder to give notice as provided herein shall not relieve the Company of its obligations under this Agreement except to the extent the failure to give such notice is materially prejudicial to the Company’s ability to defend such action; and provided further, that the Company shall not assume the defense for matters as to which there is a conflict of interest or there are separate and different defenses. The Company, in the defense of any such claim or litigation, shall, except with the consent of each Holder seeking indemnification (whose consent shall not be unreasonably withheld or delayed), consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Holder of a release from all liability in respect to such claim or litigation.

(c) If the indemnification provided for in this Section 5.07 is held by a court of competent jurisdiction to be unavailable to a Holder (other than pursuant to its terms) with respect to any loss, liability, claim, damage, or expense referred to therein, then the Company, in lieu of indemnifying such Holder hereunder, shall contribute to the amount paid or payable by such Holder as a result of such loss, liability, claim, damage, or expense in such proportion as is appropriate to reflect the relative fault of the Company on the one hand and of such Holder on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage, or expense as well as any other relevant equitable considerations; provided, however, that the total amount paid or payable by a Holder pursuant to this Section 5.07(c) shall be limited to an amount equal to the amount by which the aggregate proceeds from the offering received by such Holder exceeds the amount paid (including underwriters discounts and commission, if any) by such Holder in connection with such registration. The relative fault of the Company and of the Holder shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company or by the Holder and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission.

(d) Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement or placement agreement entered into in connection with the underwritten public offering or placement are in conflict with the foregoing provisions relating to indemnification of an underwriter or placement agent, the provisions in the underwriting agreement or placement agreement shall control.

(e) The obligations of the Company and Holders under this Section 5.07 shall survive the completion of any offering of Registrable Securities in a registration statement and the termination of this Agreement.

Section 5.08. Information By Holder. The Holders of Registrable Securities included in any registration shall furnish to the Company such information regarding such Holders, the Registrable Securities held by them and the distribution proposed by such Holders as the Company may request in writing and as shall be required by applicable law in connection with any registration referred to in this Agreement.

Section 5.09. Rule 144 Reporting. With a view to making available the benefits of certain rules and regulations of the Commission which may at any time permit the sale of the Restricted Securities to the public without registration, the Company agrees to use its best efforts to:

(a) At all times make and keep public information available, as those terms are understood and defined in Rule 144 under the Securities Act;

(b) File with the Commission all reports and other documents required of the Company under the Securities Act and the Exchange Act; and

(c) So long as a Holder owns any Restricted Securities, to furnish to the Holder forthwith upon request a written statement by the Company as to its compliance with the reporting requirements of said Rule 144 (at any time after 90 days after the effective date of the first registration statement filed by the Company for an offering of its securities to the general public), a copy of the most recent annual or quarterly report of the Company, and such other reports and documents of the Company and other information in the possession of or reasonably obtainable by the Company as the Holder may reasonably request in availing itself of any rule or regulation of the Commission allowing the Holder to sell any such securities without registration.

Section 5.10. Transfer of Registration Rights. The rights granted Holders under this Article 5 may be assigned to a transferee or assignee in connection with any transfer or assignment of Registrable Securities or Warrants by the Holder; provided that: (i) such transfer is otherwise effected in accordance with applicable securities laws and the terms of this Agreement, (ii) such assignee or transferee acquires at least 50,000 shares of Registrable Securities or Warrants (as adjusted for stock splits, stock dividends, stock combinations and the like) from the transferor, (iii) written notice is promptly given to the Company and (iv) such assignee or transferee agrees to be bound by the provisions of this Agreement. Notwithstanding the foregoing, the rights to cause the Company to register securities may be assigned without compliance with item (ii) above to any branch or affiliate (as such term is defined in Rule 405 of the Securities Act) of a Holder, provided such transferee agrees as contemplated by clause (iv) above.

Section 5.11. Termination Of Article 5 Registration Rights. The rights granted pursuant to Sections 5.02, 5.01 and 5.02 of this Agreement shall terminate as to any Holder whenever such Holder is eligible to sell all of such Holder’s Registrable Securities in any single ninety (90) day period under Rule 144 under the Securities Act.

ARTICLE 6
FINANCIAL INFORMATION RIGHTS

(a) If the Company ceases to be a reporting company under the Exchange Act, the Company will provide the following reports to each Holder:

(i) As soon as practicable after the end of the fiscal year ended March 31, 2007 and each fiscal year thereafter, financial statements of the Company, audited by an internationally recognized public accounting firm and prepared in accordance with United States generally accepted accounting principles (“US GAAP”) and

(ii) As soon as practicable after the end of each fiscal quarter, quarterly financial statements of the Company, reviewed by an internationally recognized public accounting firm and prepared in accordance with US GAAP.

(b) The Company will keep true records and books of account in which full, true and correct entries will be made of all dealings or transactions in relation to its business and affairs and such records and books shall be kept in accordance with US GAAP applied on a consistent basis.

(c) The Company shall permit each Holder, at such Holder’s expense, to visit and inspect the Company’s properties, to examine its books of account and record and to discuss the Company’s affairs, finances and accounts with its officers, all at such reasonable times as may be requested by such Holder.

ARTICLE 7
AGGREGATION OF SHARES

All shares of the Company’s Common Stock held by affiliated entities or persons (including branches, stockholders, partners, former partners, members and former members of an entity) shall be aggregated together for purposes of determining the availability of any rights under this Agreement, provided, that upon request, the person asserting such affiliation will provide reasonable evidence to the Company of such affiliation.

ARTICLE 8
AMENDMENT

Except as otherwise provided above, additional parties may be added to this Agreement, any provision of this Agreement may be amended or the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively), only with (x) the written consent of the Company and the Initial Holder and (y) the written consent of the Holders of a majority of the Registrable Securities, assuming for the purpose of this calculation at any relevant time of determination, the exercise of all Warrants. Any amendment, consent or waiver effected in accordance with Section 5.04 or Article 8, as applicable, shall be binding upon each Holder of Registrable Securities at the time outstanding, each future holder of any of such securities, and the Company.

ARTICLE 9
GOVERNING LAW

Section 9.01. Governing Law.

(a) THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE.

(b) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN, NEW YORK CITY OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF SUCH STATE, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY HERETO CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS. EACH PARTY TO THIS AGREEMENT IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF ANY LOAN DOCUMENT OR OTHER DOCUMENT RELATED THERETO. EACH PARTY TO THIS AGREEMENT WAIVES PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, WHICH MAY BE MADE BY ANY OTHER MEANS PERMITTED BY THE LAW OF SUCH STATE. THE COMPANY AGREES THAT A FINAL JUDGMENT IN ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT SHALL BE CONCLUSIVE AND BINDING UPON IT AND WILL BE GIVEN EFFECT IN ANY OTHER JURISDICTION TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW AND MAY BE ENFORCED IN ANY COURT TO THE JURISDICTION OF WHICH THE COMPANY IS OR MAY BE SUBJECT BY A SUIT UPON SUCH JUDGMENT; PROVIDED THAT SERVICE OF PROCESS IS EFFECTED UPON IT IN ONE OF THE MANNERS SPECIFIED HEREIN OR AS OTHERWISE PERMITTED BY LAW.

Section 9.02. Waiver of Right to Trial by Jury. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

Section 9.03. New York Process Agent. Without prejudice to any other mode of service allowed under any relevant laws, the Company:

(a) irrevocably appoints CT Corporation System, located at 111 Eighth Avenue, New York, NY 10011, as its agent for service of process in relation to any proceedings before the courts of the State of New York sitting in the Borough of Manhattan, New York City or of the United States for the Southern District of such State in connection with this Agreement; and

(b) agrees that failure by a process agent to notify the Company of the process will not invalidate the proceedings concerned.

ARTICLE 10
ENTIRE AGREEMENT, ETC.

This Agreement constitutes the full and entire understanding and Agreement among the parties regarding the matters set forth herein. Any prior agreements, understandings or representations with respect to the subject matter hereof are superseded by this Agreement and shall have no further force or effect. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon the successors, assigns, heirs, executors and administrators of the parties hereto (including with respect to a successor to the Company that result from a recapitalization or a change of domicile).

ARTICLE 11
DELAYS OR OMISSIONS

No delay or omission to exercise any right, power or remedy accruing to any Holder upon any breach or default of the Company under this Agreement shall impair any such right, power or remedy of such Holder, nor shall it be construed to be a waiver of any such breach or default or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any Holder of any breach or default under this Agreement, or any waiver on the part of any Holder of any provisions or conditions of this Agreement, must be made in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any Holder, shall be cumulative and not alternative.

ARTICLE 12
NOTICES, TERMINATION, ETC.

Section 12.01. Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be mailed by registered or certified mail, postage prepaid, or otherwise delivered by facsimile transmission, by hand or by messenger, addressed:

(a)	if to the Company, to:

Synutra International, Inc. 2275 Research Blvd., Suite 500 Rockville, Maryland 20850 United States Attn: Weiguo Zhang Facsimile: +1-301-987-2346

(b)	if to the Initial Holder, to:

ABN AMRO Bank N.V., Hong Kong Branch
38/F, Cheung Kong Center
2 Queen’s Road Central
Hong Kong
Attn: Shirley Yiu / Helen Fei / Carlos Wong / Clarice Tsang / Jessamine Lam
Facsimile: +85-2-2700-3202 / +85-2-2700-3836 / +85-2-2700-3300

Each such notice or other communication shall for all purposes of this Agreement be treated as effective or having been given when delivered if delivered personally, if sent by facsimile, the first business day after the date of confirmation that the facsimile has been successfully transmitted to the facsimile number for the party notified, or, if sent by mail, at the earlier of its receipt or 72 hours after the same has been deposited in a regularly maintained receptacle for the deposit of the United States mail, addressed and mailed as aforesaid.

Section 12.02. Severability. In the event one or more of the provisions of this Agreement should, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

Section 12.03. Termination. This Agreement shall terminate on the fifth anniversary hereof.

ARTICLE 13
COUNTERPARTS

This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

SYNUTRA INTERNATIONAL, INC.

By: __________________________________ Name: Title:

ABN AMRO BANK N.V., HONG-KONG-BRANCH

By: __________________________________ Name: Title:

By: __________________________________ Name: Title: